Exhibit 10.4

REINSTATEMENT PREMIUM PROTECTION

REINSURANCE AGREEMENT

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

EFFECTIVE:      June 1, 2009

EXPIRATION:  June 1, 2010

A9CFHB012_4129082

REINSTATEMENT PREMIUM PROTECTION REINSURANCE AGREEMENT

TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE

1	Business Covered	1
2	Term	1
3	Concurrency of Conditions	2
4	Premium	2
5	Notice of Loss and Loss Settlements	3
6	Salvage and Subrogation	3
7	Offset	3
8	Unauthorized Reinsurance	4
9	Taxes	5
10	Currency	5
11	Delay, Omission or Error	5
12	Access to Records	6
13	Arbitration	6
14	Service of Suit	6
15	Insolvency	7
16	Third Party Rights	8
17	Severability	9
18	Confidentiality	9
19	Entire Agreement	9
20	Law and Jurisdiction	9
21	Intermediary	9
22	Mode of Execution	10

ATTACHMENT:

Schedule A

A9CFHB012_4129082
June 29, 2009

REINSTATEMENT PREMIUM PROTECTION REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

between

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

(hereinafter referred to as the “Company”)

and

the Subscribing Reinsurer(s) executing the

attached Interests and Liabilities Contract

(hereinafter referred to as the “Reinsurer”)

ARTICLE 1 -- BUSINESS COVERED

By this Agreement the Reinsurer agrees to indemnify the Company for 100% of any net reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the term of this Agreement under the provisions of the First, Second, Third and Fourth Excess Layers of the Company’s Property Catastrophe Excess of Loss Reinsurance Agreement (BMS Agreement No. A9CFHB008, Schedules A, B, C and D), effective June 1, 2009 (hereinafter referred to as the “Original Agreement”), subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2 -- TERM

This Agreement shall become effective at 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2009, with respect to reinstatement premium payable by the Company under the provisions of the Original Agreement as a result of losses arising out of loss occurrences commencing at or after that time and date, and shall remain in full force and effect until 12:01 a.m. Local Standard Time at the location where the loss occurrence commences, June 1, 2010.

The Company may terminate or reduce a subscribing reinsurer’s percentage share in this Agreement at any time by giving prior written notice to the subscribing reinsurer by certified mail in the event of any of the following:

1)	The subscribing reinsurer’s policyholders’ surplus falls by 20% or more; or

2)	A State Insurance Department or other legal authority orders the subscribing reinsurer to cease writing business; or

3)

The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operation; or

4)	The subscribing reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the subscribing reinsurer’s operations previously; or

5)	The subscribing reinsurer ceases assuming new and renewal property treaty reinsurance business; or

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6)	The subscribing reinsurer’s A.M. Best or Standard and Poor’s rating is downgraded below A-.

In the event the Company terminates or reduces a subscribing reinsurer’s percentage share in accordance with this paragraph, the termination or reduction will be effective for losses occurring on or after the date of the written notice to the subscribing reinsurer, and the premium due to the Subscribing Reinsurer for any reduced percentage share for the Agreement Year will be reduced on a pro rata basis for the portion of the Agreement Year which is unexpired as of that date. Any return premium owed by the subscribing reinsurer in accordance with such a termination or reduction shall be payable as promptly as possible, but no later than 30 days following the effective date of reduction or termination. If a loss has been paid under this Agreement or a subscribing reinsurer’s share is terminated after November 30, 2009, then no such return premium shall be made.

Should this Agreement expire while a loss covered hereunder is in progress, the Reinsurer shall be responsible for the loss in progress in the same manner and to the same extent it would have been responsible had the Agreement expired the day following the conclusion of the loss in progress.

ARTICLE 3 -- CONCURRENCY OF CONDITIONS

It is agreed that this Agreement will follow the terms, conditions, exclusions, definitions, warranties and settlement of the Company under the Original Agreement, which are not inconsistent with the provisions of this Agreement.

The Company shall advise the Reinsurer of any material changes in the Original Agreement which may affect the liability of the Reinsurer under this Agreement.

ARTICLE 4 -- PREMIUM

A.	As premium for the reinsurance provided hereunder for each excess layer for the term of this Agreement, the Company shall pay the Reinsurer the product of the following:

1.	The factor, shown as “Reinstatement Factor” for that excess layer in Schedule A attached hereto; times

2.	The final adjusted rate on line for the corresponding excess layer under the Original Agreement; times

3.	The final adjusted premium paid by the Company for the corresponding excess layer under the Original Agreement.

“Final adjusted rate on line” as used herein shall mean the final adjusted premium paid by the Company for the corresponding excess layer under the Original Agreement divided by the amount, shown as “Original Agreement Reinsurer’s Per Occurrence Limit” for that excess layer in Schedule A attached hereto.

B.

For each excess layer in Schedule A attached hereto, the Company shall pay the Reinsurer a deposit premium of the amount shown as “Deposit Premium” for that excess layer in Schedule A attached hereto. Such deposit premium is payable in four installments. Each of the first three installments shall equal 25.0% of the “Deposit Premium” for that excess layer in Schedule A attached hereto and are due July 1 and October 1, 2009 and January 1, 2010. The fourth installment for each excess layer shall equal the adjusted deposit premium for that excess layer, computed in accordance with paragraph C below, and is due as promptly as possible after the reinsurance premium for each excess layer under the Original Agreement has been finally

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determined. However, in the event this Agreement is terminated, there shall be no deposit premium installments due after the effective date of termination.

C.	“Adjusted Deposit Premium” as used herein shall mean:

1.	The premium due hereunder, computed in accordance with the paragraph A above; less

2.	The first, second and third installments paid in accordance with paragraph B above.

D.

As promptly as possible after the reinsurance premium under the Original Agreement has been finally determined, the Company shall provide a report to the Reinsurer setting forth the premium due, computed in accordance with the paragraph A above, and the adjusted deposit premium, computed in accordance with paragraph C above. In the event this Agreement is terminated prior to April 1, 2010, any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

E.	At the beginning of each Agreement Quarter, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

F.

“Agreement Quarter” as used herein shall mean each of the following periods: June 1 through August 31 of 2009; September 1 through November 30 of 2009; December 1, 2009 through February 28, 2010; and March 1 through May 31 of 2010.

ARTICLE 5 -- NOTICE OF LOSS AND LOSS SETTLEMENTS

The Company shall notify the Reinsurer of all reinstatement premium settlements made by the Company under the Original Agreement. The Company will advise the Reinsurer of all subsequent developments relating to such claims that, in the opinion of the Company, may materially affect the position of the Reinsurer.

All reinstatement premium settlements made by the Company under the Original Agreement, provided they are within the terms of the Original Agreement and within the terms of this Agreement, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable as promptly as possible upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

ARTICLE 6 -- SALVAGE AND SUBROGATION (BRMA 47E)

The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less loss adjustment expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

ARTICLE 7 -- OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of the Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

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ARTICLE 8 -- UNAUTHORIZED REINSURANCE

(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)

As regards Policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium (including but not limited to, the unearned portion of any deposit premium installment), known outstanding losses that have been reported to the Reinsurer and allocated Loss Adjustment Expense relating thereto, and losses and allocated Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer, including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (60 days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

(a)	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

(b)	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

(c)

to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(d)	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.

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In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

(a)

If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)

If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

ARTICLE 9 -- TAXES

The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurer hereunder.

Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd’s London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

The Reinsurer has agreed to allow for the purposes of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium hereon, and the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 10 -- CURRENCY

The currency to be used for all purposes of this Agreement shall be United States of America currency.

ARTICLE 11 -- DELAY, OMISSION OR ERROR

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.

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ARTICLE 12 -- ACCESS TO RECORDS

The Reinsurers or their designated representatives shall have free access at any reasonable time to all records of the Company which pertain in any way to this Agreement.

ARTICLE 13 -- ARBITRATION (BRMA 6J)

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within thirty (30) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbiter shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

Each party shall present its case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

ARTICLE 14 -- SERVICE OF SUIT

It is agreed that in the event of the failure of the Reinsurers hereon to pay any amount claimed to be due hereunder, the Reinsurers hereon, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of Reinsurers’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the

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United States. It is further agreed that service of process in such suit may be made upon Messrs Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against any one of them upon this Agreement, Reinsurers will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon Reinsurers’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 15 -- INSOLVENCY

In the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable by the Reinsurer to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the original Policy or Policies reinsured, without diminution because of the insolvency of the Company, except as provided by Section 4118 (a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies, or except (a) where this Agreement specifically provides another payee for such insurance in the event of the insolvency of the Company or (b) where a Reinsurer(s) subscribing a participation hereunder with the consent of the original insured or insureds, has assumed such policy obligations of the Company to such payees.

If the Company should become insolvent, then the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claim against the Company which is likely to produce a loss under this Agreement within a reasonable time after such claim if filed in the insolvency proceeding; during the pendency of such claim, the Reinsurer under this Agreement may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

If those Reinsurers subscribing a majority participation in this Agreement elect to interpose defense to a claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expenses had been incurred by the Company.

Should the Company go into liquidation or should a receiver be appointed the Reinsurer shall be entitled to deduct from any sums which may be due or may become due to the Company under this Agreement, any sums which are due to the Reinsurer by the Company under this Agreement and which are due at a fixed or stated date, as well as any other sums due to the Reinsurer which are permitted to be offset under applicable law.

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ARTICLE 16 -- THIRD PARTY RIGHTS (BRMA 52C)

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Agreement except as expressly provided otherwise in the INSOLVENCY ARTICLE.

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ARTICLE 17 -- SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE 18 -- CONFIDENTIALITY

For a period of three years following the termination or expiration of this Agreement, the contracting parties undertake to regard the terms of this Agreement (and any confidential, proprietary information relating thereto provided in writing to such other party) as confidential, with the parties to effect the same prudence and care afforded by such party to its own confidential, proprietary information. Each party further agrees that it shall not disclose any of such information to any third party without the prior written consent of the other party or except as may be required by applicable law or regulation, or by legal process (including without limitation as may be required by United States Federal tax law or regulation), or to the auditors, professional advisors, accountants, retrocessionaires, related managing general agents, directors or officers of such party with a reasonable need to know such information. Except as expressly set forth above, the parties agree and acknowledge that this Article is not intended to restrict or limit the conduct of the other party’s current or proposed business.

ARTICLE 19 -- ENTIRE AGREEMENT (BRMA 74B)

This Agreement constitutes the entire agreement between the parties. In no event shall this Agreement provide any guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. This Agreement may be clarified, amended or modified only by written agreement signed by both parties. Such written agreement shall become part of this Agreement.

ARTICLE 20 -- LAW AND JURISDICTION

This Agreement shall be governed by the laws of the State of Florida and shall be subject to the jurisdiction of the courts of the United States of America (subject to the provisions of the SERVICE OF SUIT ARTICLE).

ARTICLE 21 -- INTERMEDIARY

BMS Intermediaries Inc., is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through BMS Intermediaries Inc., 5005 LBJ Freeway, Suite 700, Dallas, Texas 75244. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

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ARTICLE 22 -- MODE OF EXECUTION

Whenever a notice, statement, report or any other written communication is required by this Agreement, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

The use of any of the following shall constitute a valid execution of this Agreement or any amendments thereto:

A.	Paper documents with an original ink signature;

B.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

C.

Electronic records with an electronic signature made via an electronic agent. For the purposes of this Agreement, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

This Agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Signed in St. Petersburg, Florida, this                  day of                                                                          , 2009

For and on behalf of the Company

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

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SCHEDULE A

REINSTATEMENT PREMIUM PROTECTION

REINSURANCE AGREEMENT

Effective: June 1, 2009

ORIGINAL AGREEMENT	Excess Layer 1	Excess Layer 2	Excess Layer 3	Excess Layer 4

Original Agreement Retention	$26,402,427	$69,402,427	$119,794,712	$150,301,840

Original Agreement Reinsurer’s Per Occurrence Limit	(95% of) $43,000,000	(95% of) $50,392,285	(100% of) $30,507,128	(50% of) $8,804,762

Original Agreement Reinsurer’s Agreement Limit	(95% of) $86,000,000	(95% of) $100,784,570	(100% of) $61,014,256	(50% of) $17,609,524

Original Agreement Minimum Premium	(95% of) $13,760,000	(95% of) $12,900,425	(100% of) $4,881,140.80	(50% of) $1,021,352

Original Agreement Deposit Premium	(95% of) $17,200,000	(95% of) $16,125,531	(100% of) $6,101,426	(50% of) $1,276,690

Original Agreement Exposure Rate	.0414%	.0388%	.0154%	.0016%

REINSTATEMENT PREMIUM PROTECTION

RPP Agreement Reinsurer’s Limit	(95% of) $17,200,000	(95% of) $16,125,531	(50% of) $6,101,426	(50% of) $1,276,690

RPP Provisional Rate on Line*	50.00%	40.00%	25.00%	18.13%

RPP Reinstatement Factor	1.25	1.25	1.25	1.25

RPP Deposit Premium	$8,170,000	$6,127,702	$762,678	$115,700

The figures listed above for each excess layer shall apply to each Subscribing Reinsurer in the percentage share for that excess layer expressed in its Interests and Liabilities Contract attached hereto.

*The Provisional Rate on Line is used only to calculate the deposit premium and shall be disregarded when calculating the reinsurance premium due in accordance with the provisions of the Premium Article.

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INTERESTS AND LIABILITIES CONTRACT

In respect of the

REINSTATEMENT PREMIUM PROTECTION

REINSURANCE AGREEMENT

between

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

(hereinafter referred to as the “Company”)

and

XYZ REINSURANCE COMPANY

(hereinafter referred to as the “Subscribing Reinsurer”)

It is hereby agreed by and between the Company, of the one part, and the Subscribing Reinsurer, of the other part, that the Subscribing Reinsurer subscribes a the following percentage share(s) of the Interests and Liabilities of the Reinsurer as set forth in the REINSTATEMENT PREMIUM PROTECTION REINSURANCE AGREEMENT effective June 1, 2009.

X% of Excess Layer 1

X% of Excess Layer 2

X% of Excess Layer 3

X% of Excess Layer 4

The share(s) of the Subscribing Reinsurer in the Interests and Liabilities of the Reinsurer in respect of the said Agreement shall be separate and apart from the shares of the other reinsurers subscribing to the said Agreement, and the Interests and Liabilities of the Subscribing Reinsurer shall not be joint with those of the other reinsurers, and the Subscribing Reinsurer in no event shall participate in the Interests and Liabilities of the other reinsurers subscribing hereon.

IN WITNESS WHEREOF, the Subscribing Reinsurer hereto by their respective duly authorized officers have executed this Contract as of the date undermentioned:

Signed in Anytown, Anystate, this    day of                                                                  , 2009

For and on behalf of the Subscribing Reinsurer:

XYZ REINSURANCE COMPANY

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